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                                                               EXHIBIT 2.4


                                     FORM OF
                               SEVERANCE AGREEMENT


          This SEVERANCE AGREEMENT (the "Agreement") is entered into as of November 21, 1995 between PSICOR, Inc., a Pennsylvania corporation (the "Company"), and [Name] ("Employee").

          WHEREAS, the Company is entering into that certain Agreement and Plan of Merger with Baxter Healthcare Corporation, a Delaware corporation ("Parent"), and Baxter CVG Services II, Inc., a Pennsylvania corporation ("Purchaser"), pursuant to which Parent will acquire the Company on the terms and subject to the conditions set forth therein; and

          WHEREAS, Employee currently serves as [title] of the Company; and

          WHEREAS, the Company and Employee desire to provide for the payment of certain severance benefits to Employee in the event of the termination of Employee's employment with the Company as described herein.

          NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

          1. TERM. The term of this Agreement (the "Term") shall commence as of the date on which Parent's designees constitute a majority of the Board of Directors of the Company (such commencement date, the "Effective Date") and shall expire at the close of business on the date that is 18 months following the Effective Date. Following the expiration of the Term, except as otherwise specifically provided herein, the Company's obligations under this Agreement shall cease and the Company shall have no further obligations to Employee under this Agreement, it being agreed that if the Employee remains in the employ of the Company following the expiration of the Term and is thereafter terminated, Employee shall be entitled only to such severance, if any, as may be provided under the Company's general severance policy in effect for employees of like status, title or responsibility to Employee on the date of such termination

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of employment.  It is expressly understood that the provisions of Section 4 shall survive the expiration of the Term.

          2. SEVERANCE PAYMENT. If, prior to expiration of the Term, Employee's employment with the Company and any subsidiary of the Company is terminated either (a) by the Company and such subsidiary without Cause (as defined below) or (b) by Employee for Good Reason (as defined below), the Company shall pay to Employee for a period of [six/twelve] months from the date notice of such termination is provided from one party to the other, on the last day of each month ending during such period, an amount equal to $ _____, Employee's monthly base salary on the date hereof. The parties agree that any amounts payable hereunder shall be in lieu of any other severance or termination benefits to which Employee would be entitled in the absence of this Agreement.

          3. DEFINITIONS. For purposes of this Agreement, the terms set forth below shall be defined as follows:

               (a)  CAUSE.  As used herein, "Cause" shall mean:

                    i) Employee's willful failure to perform or habitual neglect of his or her duties as an employee of the Company or a subsidiary thereof;

                    ii) Employee's commission or conviction of any crime or criminal offense involving theft, fraud, embezzlement, misappropriation of assets, malicious mischief, or any felony; or

                    iii) Employee's willful engaging in conduct which is injurious to the Company or a subsidiary thereof, monetarily or otherwise, including, but not limited to, conduct that constitutes competitive activity or other activity inconsistent with the terms of Section 4 hereof.

               (b)  GOOD REASON.  As used herein, "Good Reason" shall mean:

                    i) A substantial diminution in the overall nature or status of Employee's authority, duties and responsibilities or any diminution in Employee's base salary, in each case from those in effect as of the Effective Date, PROVIDED that it is expressly understood that in con-

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     nection with Parent's acquisition of the Company, (x) the Company's management structure may be reorganized such that Employee's responsibilities thereafter may be significantly different from what they were prior thereto, and that Good Reason will exist only where such changes, taken as a whole, have the effect of substantially and adversely lessening the nature and status of Employee's authorities, duties and responsibilities as a whole from those in effect on the date hereof, and
     (y) the Company will become a wholly owned subsidiary of a public company, and that Good Reason will not include any change in such authorities, duties and responsibilities arising from the fact that the Company has become such a subsidiary; or

                    ii) The relocation, without Employee's consent, of the Company's principal offices to a location outside the San Diego, California area or required business travel outside of the San Diego, California area substantially in excess of that done by the Employee immediately prior to the Effective Date; or

                    iii) The Company's material breach of this Agreement.

          4. NON-SOLICITATION; NON-DISCLOSURE. For and in consideration of the benefits derived from this Agreement, Employee hereby agrees as follows:

               (a) During the term of Employee's employment with the Company and for a period of [six/twelve months] following the termination of such employment, Employee will not, individually or in association with others (except for the Company), solicit services similar to the services provided by the Company, directly or indirectly, as the owner, stockholder, employee or consultant in any business which provides services for any of the hospitals or medical facilities, or doctors (other than with respect to the physician office medical laboratory business) for whom Employee performed services at any time during Employee's employment with the Company or solicit for employment any persons who are or were employees of the Company or its subsidiaries at any time during the twelve month period immediately preceding Employee's termination of employment with the Company.

               (b) Unless otherwise required by any applicable law or rules and regulations of any national securities exchange, without limitation in time, not to disclose to any person any trade secrets or confidential information

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with respect to any of the Company's patents, trademarks, products, improvements, formulas, designs or styles, processes, customers, methods of distribution or methods of manufacture; PROVIDED, HOWEVER, that such trade secrets or confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Employee).

               (c) Employee further acknowledges and agrees that these covenants are reasonable and valid in geographic and temporal scope and in all other respects and that if any court determines that any of these covenants, or any part thereof, is invalid, illegal or unenforceable, the remainder of these covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions. If any court determines that any of these covenants, or any part thereof, is invalid, illegal or unenforceable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

               (d) In the event of any breach or threatened breach of Section 4 not to solicit, the Company shall have the right to have Section 4 specifically enforced by any court of appropriate jurisdiction, in addition to any other remedies the Company may have at law or in equity.

          5. SUCCESSORS; BINDING AGREEMENT. This Agreement will be binding upon, inure to the benefit of and be enforceable by, the Company and its successors and assigns. The Company may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any third party PROVIDED that the Company shall also remain obligated hereunder.

          6. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon personal delivery, facsimile transmission (which is confirmed), telex or delivery by an overnight express courier service (delivery, postage or freight charges prepaid), or on the fourth day following deposit in the United States mail (if sent by registered or certified mail, return receipt requested, delivery, postage or freight charges prepaid), addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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          If to Employee, to
          ______________________
          ______________________
          Telecopy No.___________
          Attention:  Employee

          If to the Company, to:

          PSICOR, Inc.
          16818 Via del Campo Court
          San Diego, CA 92127
          Telecopy No. (619) 485-5107
          Attention:  Denise Botticelli

          with a copy to:

          Baxter Healthcare Corporation
          17221 Red Hill Avenue
          Irvine, CA  92714
          Telecopy No. (714) 474-6444
          Attention: Jay P. Wertheim, Esq.
          Vice President, Law

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          7. WITHHOLDING. All amounts payable hereunder shall be subject to, and reduced by, (i) such withholding taxes as may be required by law and (ii) any other debts or other binding obligations of Employee, including without limitation premium payments for COBRA continuation coverage (if elected by Employee) and any loans to Employee (whether under any qualified retirement plan or otherwise).

          8. MODIFICATION OF AGREEMENT; GOVERNING LAW. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and such officer of the Company as may be designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing

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waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.

          9. VALIDITY. The validity or enforceability of any provision or provisions of this Agreement shall not be affected by the invalidity or unenforceability of any other provision of this Agreement, and such valid and enforceable provisions shall remain in full force and effect.

          10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

          11. OBLIGATIONS AND CLAIMS; ENTIRE AGREEMENT. Employee acknowledges and agrees that (a) all obligations of the Company to him or her prior to the date hereof (and, as of the Effective Date, prior to such date) in his or her capacity as [a director, officer and/or employee] of the Company have been (and as of the Effective Date, will be) fully satisfied other than (i) any obligation of the Company for indemnification of claims
(x) pending as of the date hereof as set forth in Exhibit A hereto and (y) not made as of the date hereof (and Employee represents and warrants to the Company that as of the date hereof Employee is not aware, and as of the Effective Date Employee will not be aware, of any such claims pending, other than as set forth on Exhibit A hereto on the date hereof or on or about the Effective Date), (ii) accrued but unpaid salary and benefits and business expenses reimbursable by the Company in accordance with Company policy and
(iii) for amounts specifically accruing to Employee under the terms of this Agreement, and (b) Employee understands that the Company's willingness to enter into this Agreement and its obligations hereunder are conditioned upon Employee's foregoing acknowledgement being true and correct as of the date hereof and Employee's written confirmation thereof being delivered to the Company within five business days after the Effective Date. This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter contained herein and (except with respect to any confidentiality, non-competition, non-solicitation or similar agreements in effect between Employee and the Company as of the date hereof) supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employeeor representative of any party hereto, and any other prior agreement of the parties hereto in respect of the subject matter contained herein (except with respect to any confidentiality, non-competition, non-solicitation or similar agreements in effect between Employee and the Company as of the date hereof) is hereby terminated and canceled.

          12. ATTORNEY'S FEES. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that this Agreement has been breached by either party, then the breaching party will reimburse the non-breaching party for its reasonable costs and expenses (including without limitation legal fees and expenses) incurred in connection with all such litigation.

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          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                   PSICOR, Inc.



                                   By /s/ Michael W. Dunaway
                                     -------------------------------------------
                                      Name:  Michael W. Dunaway
                                      Title: Chief Executive Officer
                                             and President


                                   ---------------------------------------------
                                   Name:


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